SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
GAYLORD ENTERTAINMENT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 4, 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Gaylord Entertainment Company at the Gaylord Opryland Resort and Convention Center in Nashville, Tennessee on May 5, 2005 at 10:00 a.m. local time.
      Details of the business that will be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting, proxy statement and proxy card.
      It is important that your shares be represented and voted at the Annual Meeting. If you do not plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you received your annual meeting materials via email, the email contains voting instructions and links to the annual report and proxy statement on the internet, which are both available at www.gaylordentertainment.com under the “Investor Relations” link. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.
      We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael D. Rose
Chairman of the Board

GAYLORD ENTERTAINMENT COMPANY
One Gaylord Drive
Nashville, Tennessee 37214
(615) 316-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on Thursday, May 5, 2005

PLACE	Gaylord Opryland Resort and Convention Center 2800 Opryland Drive Nashville, Tennessee 37214

ITEMS OF BUSINESS	(1) To elect ten (10) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

(2) To transact such other business as may properly come before the meeting or any adjournment or postponement.

RECORD DATE	You may vote if you were a stockholder of record at the close of business on March 15, 2005.

ANNUAL REPORT	Our 2004 Annual Report to Stockholders, which is not part of the proxy solicitation materials, is also enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please COMPLETE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the reply envelope or you may vote over the internet or telephone by following the instructions on the proxy card. If you received the proxy materials via email, follow the voting instructions contained in the email.

A proxy may be revoked at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

CARTER R. TODD Secretary
Nashville, Tennessee
April 4, 2005

PROXY STATEMENT

The Board of Directors of Gaylord Entertainment Company (“Gaylord,” the “Company,” “we,” or “us”) is soliciting proxies for the 2005 Annual Meeting of Stockholders on May 5, 2005, and any postponements and adjournments of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. A copy of our 2004 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 4, 2005.

QUESTIONS AND ANSWERS
What is the purpose of the Annual Meeting?
      At the Annual Meeting, stockholders will be asked to vote on the election of ten (10) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The stockholders also will transact any other business that properly comes before the meeting.
Who may vote?
      You may vote if you were a holder of record of shares of our common stock at the close of business on March 15, 2005 (the record date). On the record date, there were approximately 40,025,244 shares of common stock outstanding. The shares were held by approximately 2,226 holders of record. You are entitled to one vote for each share of common stock held by you as of the record date.
How do I cast my vote?
      If you hold the shares in your own name, you can vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares FOR the proposal.
      In addition, the 2005 Annual Meeting of Stockholders will be the first where Gaylord stockholders can vote using the Internet or by phone. To use the Internet, log onto www.proxyvote.com to transmit your voting instructions. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by phone, dial 1-800-690-6903 using a touch-tone telephone. Have your proxy card in hand when you call and then follow the instructions.
What if my shares are held in “street name” by a broker?
      If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal to be presented at the Annual Meeting is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.
How are shares in the Company’s 401(k) Savings Plan voted?
      Participants in the Company’s 401(k) Savings Plan are entitled to vote the shares held under the 401(k) Savings Plan in their name. To do this you must sign and timely return the proxy card you received with this Proxy Statement or, if you received the proxy materials via email, follow the voting instructions contained in the email. Your proxy card will be considered your confidential voting instructions, and the 401(k) Savings Plan trustee will direct your vote in the manner you indicate. In order to do this, the proxy results for the shares held in the 401(k) Savings Plan will be tabulated for all plan participants and reported to the 401(k) Savings Plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instruction is not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the 401(k) Savings Plan trustee.

What shares are included on my proxy card?
      Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to the Company’s 401(k) Savings Plan.
How many shares must be present to hold the Annual Meeting?
      The holders of a majority of the shares of our common stock outstanding on the record date, or 20,012,623 shares, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum.” Proxies received but marked as “withhold authority” and “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
What if a quorum is not present at the Annual Meeting?
      If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.
How does the Board recommend I vote on the proposal?
      The Board recommends that you vote FOR the election of each nominee to the Board.
How do I change my vote?
      You can revoke your proxy at any time before the meeting by:

•	submitting a later-dated proxy card by mail, internet or phone (as provided above under “How do I cast my vote?”);

•	giving written notice to Carter R. Todd, the Secretary of the Company, stating that you are revoking your proxy; or

•	attending the Annual Meeting and voting your shares in person.
Who will count the votes?
      Representatives of our transfer agent, SunTrust Bank, will count the votes and act as the independent inspectors of the election.
What if I send in my proxy card and do not specify how my shares are to be voted?
      If you send in a signed proxy but do not give any voting instructions, your shares will be voted FOR election of the ten (10) nominees to the Board of Directors.
How will the proxies vote on any other business brought up at the Annual Meeting?
      We are not aware of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card authorizes Colin V. Reed, Robert P. Bowen and Carter R. Todd to use their discretion to vote on these other matters.

What are my voting options on the proposal?
      You have three choices on the proposal to be voted upon at the Annual Meeting. You may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line.
How many votes are required to approve the proposal?
      Pursuant to our bylaws, directors must be elected by a plurality of the votes of the shares present (in person or by proxy) and entitled to vote for the election of directors. This means that the ten (10) nominees receiving the greatest number of votes will be elected as directors. If you withhold authority to vote for a director, your withholding authority will have no effect on the outcome. Broker non-votes also will have no effect on the voting outcome of the election of directors.
      For any other matter that properly comes before the meeting, the affirmative vote of the majority of votes cast will be required for approval. A proxy card marked “ABSTAIN” will not be counted “for” or “against” any such matter and, if the matter is non-discretionary, broker non-votes will not be counted “for” or “against” any such matter. As noted above, if any other matter properly comes before the meeting, your signed proxy card authorizes Colin V. Reed, Robert P. Bowen and Carter R. Todd to use their discretion to vote on any such matter.
Is my vote confidential?
      Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential. Except to meet legal requirements, your vote will not be disclosed to the Company unless:

•	a proxy solicitation is contested;

•	you write comments on the proxy card; or

•	you authorize disclosure of your vote.
      This policy does not prevent the Company from ascertaining which stockholders have voted or from taking actions designed to encourage stockholder voting.
How is this proxy solicitation being conducted?
      The Company will bear the cost of soliciting proxies for the Annual Meeting. We have retained Automatic Data Processing, Inc. to assist in the solicitation and will pay approximately $3,000 for its assistance. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

ELECTION OF DIRECTORS
      You may vote on the election of ten (10) directors to the Board of Directors.
      The current Board of Directors consists of ten (10) directors. All of our directors are elected annually. Ten (10) directors will be elected at the Annual Meeting. All of the nominees are currently directors of the Company. The Board expects all of the nominees named below to be available for election. In case any nominee is not available, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card.
      Directors will be elected by a plurality of the shares present (in person or by proxy) and entitled to vote for the election of directors. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2006 or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal.
Information About the Nominees for Director
      Information concerning the nominees proposed by the Board for election as directors is set forth below.

Michael J. Bender	Director since 2004. Age 43.
      For the last two years, Mr. Bender has been the Executive Vice President of Retail Sales and Marketing for Cardinal Health, a provider of products and services to the healthcare industry. Prior to that time, Mr. Bender was Vice President of Store Operations for Victoria’s Secret Stores, an owner and operator of women’s retail clothing stores. He also spent 14 years at beverage distributor PepsiCo in a variety of sales, finance and operating roles. Mr. Bender has a BA in economics from Stanford University and is an MBA graduate of the Kellogg School at Northwestern.

Robert P. Bowen	Director since 2003. Age 63.
      Mr. Bowen is a retired partner of Arthur Andersen LLP, and from 1980 to 1998, he was partner-in-charge of the audit practice of Andersen’s Memphis and Little Rock offices. For more than 25 years he specialized in the hospitality/hotel and entertainment industry, and was a member of Andersen’s worldwide hospitality industry team. Mr. Bowen joined Andersen in 1968, after receiving his MBA from Emory University. He retired from Andersen in August of 1999. Mr. Bowen is also a director and chair of the audit committee for Strategic Hotel Capital Inc. and Equity Inns Inc.

E. K. Gaylord II	Director since 1977. Age 47.
      Mr. Gaylord served as the Company’s Chairman of the Board from May 1999 through April 2001. He served as interim President and Chief Executive Officer of the Company from late July until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999. He was the President of the Oklahoma Publishing Company (“OPUBCO”) from June 1994 until December 2002. Mr. Gaylord is Chairman of Gaylord Sports Management and is the Chairman, Executive Producer and owner of Gaylord Films. He is also a member of the board of the Breeder’s Cup and a member of the board of trustees of the Scottsdale Healthcare Foundation. Mr. Gaylord, a graduate of Texas Christian University, is the son of the late Mr. Edward L. Gaylord, the former Chairman Emeritus of the Company.

E. Gordon Gee	Director since 2002. Age 61.
      Mr. Gee is Chancellor of Vanderbilt University, a position he has held since August 2000. Previously, Mr. Gee was President of Brown University from January 1998 until January 2000, and was President of Ohio State University from September 1990 to January 1998. Mr. Gee is a member of the board of directors of Hasbro, Inc., The Limited, Inc., Dollar General Corp. and Massey Energy Company.

Laurence S. Geller	Director since 2002. Age 57.
      Mr. Geller is the President, and has served as the Chief Executive Officer since May 1997, of Strategic Hotel Capital Inc., a global lodging real estate company. He served as Chairman of Geller & Co, an advisory company to the real estate, gaming, tourism, and lodging industries, from 1989 until 1997. Mr. Geller has been active in the real estate and lodging industries and has served as a director or fellow of numerous industry associations including the Industry Real Estate Financing Advisory Council of the American Hotel and Lodging Foundation and the Commercial and Retail Council of Urban Land Institute.

Ralph Horn	Director since 2001. Age 64.
      Mr. Horn served as the Chairman of the Board of First Tennessee National Corporation (now First Horizon National Corporation) and First Tennessee Bank, National Association, its principal subsidiary, from 1996 until his retirement in December 2003. Mr. Horn served as Chief Executive Officer of First Tennessee National Corporation, a provider of banking and general financial services, from 1994 through 2002 and as its President from 1991 through 2001. Mr. Horn is a director of Harrah’s Entertainment, Inc., an owner and manager of casinos in the United States, and Mid-America Apartment Communities, Inc.

Ellen Levine	Director since 2004. Age 62.
      Ms. Levine has been Editor-in-Chief of Good Housekeeping since 1994. In 2000, she was instrumental in founding O, The Oprah Magazine, and continues to serve as its Editorial Consultant. Ms. Levine also served as Editor-in-Chief of two other major women’s magazines, Redbook (1990-1994) and Woman’s Day (1982-1990), and as a Senior Editor of Cosmopolitan (1976-1982). She is a director of New York Restoration Project and New York Women in Communications, and serves on the Management Committee of Lifetime Television. She is also a director of Finlay Enterprises, Inc., the parent company of Finlay Fine Jewelry.

Colin V. Reed	Director since 2001. Age 57.
      Mr. Reed was elected President and Chief Executive Officer and a director of the Company in April 2001. Prior to that time, he was a member of the three-executive Office of the President of Harrah’s Entertainment since May 1999 and the Chief Financial Officer of Harrah’s Entertainment since April 1997. Mr. Reed was a director of Harrah’s Entertainment from 1998 to May 2001. He was Executive Vice President of Harrah’s Entertainment from September 1995 to May 1999 and has served in several other management positions with Harrah’s Entertainment and its predecessor, Holiday Corp., since 1977. As part of his duties at Harrah’s Entertainment, Mr. Reed served as a director and Chairman of the Board of JCC Holding Company, an entity in which Harrah’s Entertainment held a minority interest. On January 4, 2001, JCC Holding Company filed a petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code. Mr. Reed also serves on the board of directors of Rite Aid Corporation.

Michael D. Rose	Director since 2001. Age 63.
      Mr. Rose has served as Chairman of the Board of the Company since April 2001. Prior to that time he was a private investor, and prior to December 1997, he was Chairman of the Board of Promus Hotel Corporation located in Memphis, Tennessee, a franchiser and operator of hotel brands. Prior to January 1997, Mr. Rose was also Chairman of the Board of Harrah’s Entertainment. Mr. Rose is a director of five other public companies, Darden Restaurants, Inc., FelCor Lodging Trust, Inc., First Horizon National Corporation, General Mills, Inc., and Stein Mart, Inc.

Michael I. Roth	Director since 2004. Age 59.
      Mr. Roth is Chairman and Chief Executive Officer of the Interpublic Group of Companies, a leading organization of advertising agencies and marketing services companies. He was appointed the CEO in January of 2005. Prior to becoming Chairman of Interpublic in July 2004, Mr. Roth had been a member of Interpublic’s Board since 2002. Prior to assuming his current role, Mr. Roth had been Chairman of the Board and Chief Executive Officer of The MONY Group Inc., a provider of life insurance, annuities and banking products, and its predecessor entities since 1997. Mr. Roth is also a director of Pitney Bowes, Inc. His civic participation includes membership on the Leadership Committee of Lincoln Center for the Performing Arts; the United Way of Tri-State Board of Governors; and the Committee to Encourage Corporate Philanthropy. In addition, he is a Director of The Baruch College Fund, The Partnership for New York City, and The Enterprise Foundation. Mr. Roth is a certified public accountant and holds a law degree.
      The Board of Directors unanimously recommends a vote “FOR” each of these nominees.
Corporate Governance
      Our business is managed under the direction of the Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors held 6 meetings during 2004. All incumbent directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the directors served during their tenure on the Board.
      In 2003, the Company adopted Corporate Governance Guidelines governing the conduct of its Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee as well as our Corporate Governance Guidelines are all posted on the Company’s web site at www.gaylordentertainment.com under the “Investor Relations” link. In addition, the Company will provide a copy of its Corporate Governance Guidelines, including charters of each of these committees, upon receipt of a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214. In 2004, the Company’s non-management directors began to meet in regularly scheduled executive sessions, and they selected Ralph Horn to serve as the presiding or lead director of these executive sessions. A description of the duties of the Company’s lead director is also available at the same location on the Company’s website.
      The Company has adopted a Code of Ethics which is applicable to all employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available on the Company’s web site at www.gaylordentertainment.com under the “Investor Relations” link. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s directors, chief executive officer, principal financial officer or principal accounting officer) at this location on its website.
Board Member Attendance at Annual Meeting
      The Company strongly encourages each member of the Board of Directors to attend the Annual Meeting of Stockholders. All of the Company’s directors who were in office at the time of the 2004 Annual Meeting of Stockholders attended the 2004 Annual Meeting of Stockholders.
Director Independence
      Pursuant to the Company’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2005. Our Board of Directors determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director. In making this assessment, the Board looks not only at relationships from the director’s standpoint, but also at relationships of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the requirements of, and applies the standards set forth by, both the New York Stock Exchange (as set forth in Section 303A.02) and the Securities and Exchange Commission.
      During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, or their affiliates, and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that, with the exception of Colin V. Reed and

Michael D. Rose (both of whom are executive officers of the Company), all of the directors nominated for election at the Annual Meeting are independent of the Company and its management.
Committees of the Board
      The Board has three regularly standing committees: an Audit Committee, a Human Resources Committee and a Nominating and Corporate Governance Committee.
The Audit Committee
      The members of the Audit Committee are Robert P. Bowen (Chairman), Laurence S. Geller, E. Gordon Gee, Michael J. Bender and Michael I. Roth. The members of the Audit Committee are independent and financially literate as required by the listing standards of the New York Stock Exchange. Additionally, Robert P. Bowen is an “audit committee financial expert” as defined under the rules adopted by the Securities and Exchange Commission and is independent within the meaning of the Securities Exchange Act of 1934.
      The Audit Committee is responsible for:

•	overseeing the integrity of the Company’s financial information, the performance of the internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;

•	appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of the Company’s independent registered public accounting firm;

•	meeting with the Company’s independent registered public accounting firm and with our director of internal audit concerning, among other things, the scope of audits and reports; and

•	reviewing the work programs of the Company’s independent registered public accounting firm and the results of its audits.
      In 2004, the Audit Committee met 7 times.
The Human Resources Committee
      The members of the Human Resources Committee are E. Gordon Gee (Chairman), E.K. Gaylord II, Robert P. Bowen, Ralph Horn and Ellen Levine. All of the members of this committee are independent within the meaning of the listing standards of the New York Stock Exchange.
      The Human Resources Committee is responsible for:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;

•	reviewing and approving the Chief Executive Officer’s objectives, performance and compensation;

•	administering the Company’s 1997 Omnibus Stock Option and Incentive Plan; and

•	reviewing and approving compensation for executive officers and directors.
      In 2004, the Human Resources Committee met 5 times.
The Nominating and Corporate Governance Committee
      The members of the Nominating and Corporate Governance Committee are Ralph Horn (Chairman), Michael I. Roth and Laurence S. Geller. All of the members of this committee are independent within the meaning of the listing standards of the New York Stock Exchange.

      The Nominating and Corporate Governance Committee is responsible for:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;

•	developing and recommending changes and modifications to our corporate governance guidelines and a code of conduct to the Board;

•	monitoring and enforcing compliance with the corporate governance guidelines, certain provisions of the code of conduct and other policies of the Company; and

•	advising the Board on corporate governance matters.
      In 2004, the Nominating and Corporate Governance Committee met 4 times. A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually by the Nominating and Corporate Governance Committee to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.
      The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. The Committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth in “Additional Information — Stockholder Nominations of Candidates for Board Membership.”
      Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and

•	the extent to which the prospective nominee contributes to the range of knowledge, skill and experience appropriate for the Board.
      The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After competing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
      Michael J. Bender and Ellen Levine, who were elected since the last annual meeting of stockholders, were initially recommended as nominees by the Company’s outside directors. New directors participate in an orientation program that includes (i) discussions with senior management, (ii) background materials on the Company’s strategic plan, organization and financial statements and (iii) visits to the Company’s facilities. The Company encourages each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.
Communications with Members of the Board
      Stockholders, employees and other parties interested in communicating directly with members of the Company’s Board of Directors (including our non-management directors) may do so by writing to Corporate Secretary, Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214. As set forth in the Corporate Governance Guidelines, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. In addition, stockholders, employees and other interested parties may communicate directly with the Company’s lead non-management director (Mr. Ralph Horn), individual non-management directors, or the non-management directors as group by email at boardofdirectors@gaylordentertainment.com.
Reporting of Ethical Concerns to the Audit Committee of the Board
      The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors or others to communicate concerns about the Company’s ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. Matters may be reported as follows:

•	if you are an employee of the Company, contact your manager or human resources representative first (unless the matter involves such person)

•	or contact the Company’s General Counsel:
               Carter R. Todd
               One Gaylord Drive
               Nashville, TN 37214
               615-316-6186

•	or call the Ethics Hot Line at 1-888-736-9830 — on an identified or anonymous basis.
Compensation of Directors
      The Human Resources Committee reviews and recommends the compensation for directors. During 2004, each of our non-management directors received an annual Board retainer of $30,000, an annual retainer for service on the audit committee of $10,000 ($15,000 for chairpersons) and an annual retainer for service on any other committee of $7,500 ($12,500 for chairpersons). The annual Board retainer will increase to $40,000 commencing with the 2005 Annual Meeting of Stockholders (all other Board fees will remain the same in 2005 as in 2004). No additional fees are paid for special meetings. Pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board. Three of the directors have elected to participate in this deferred compensation plan.
      Upon election to the Board, non-employee directors also receive a one-time grant of a non-qualified stock option to purchase 10,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable in four equal annual installments. In addition, each non-management director receives an annual grant of a non-qualified stock option to purchase 5,000 shares of common stock under the 1997 Omnibus Stock Option and Incentive Plan, at an exercise price equal to the closing price on the date prior to the date of the grant, which becomes exercisable on the first anniversary of the date of grant.
      Directors who are employed by the Company do not receive compensation for their service as directors. All directors are reimbursed for expenses incurred in attending meetings.
Compensation Committee Interlocks and Insider Participation
      During 2004, Martin Dickinson, a former director of the Company, and Messrs. Gaylord II, Gee, Bowen, Horn and Levine served on the Human Resources Committee of the Board. None of these directors was an officer or employee of the Company during 2004. Mr. Gaylord II served as interim President and Chief Executive Officer of the Company from late July until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999.
Certain Relationships and Related Transactions
      During the Company’s last fiscal year, there have been no transactions that are required to be disclosed by Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
Beneficial Ownership
      The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2005 (unless otherwise noted) for:

•	each of our directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table;

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; and

•	all of our directors and executive officers as a group.
      The percentages of shares outstanding provided in the table are based on 40,025,244 voting shares outstanding as of March 15, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2005 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Number of Shares		Percent
Name	Owned		of Class

Michael Bender	0		*
Robert P. Bowen	17,500	(1)	*
E. K. Gaylord II	642,721	(2)	1.6%
E. Gordon Gee	24,500	(3)	*
Laurence S. Geller	26,500	(4)	*
Ralph Horn	25,500	(4)	*
Ellen Levine	0		*
Colin V. Reed	774,375	(5)	1.9%
Michael D. Rose	212,500	(6)	*
Michael I. Roth	10,140	(7)	*
David C. Kloeppel	220,000	(8)	*
Jay D. Sevigny	96,625	(9)	*
Mark Fioravanti	42,500	(10)	*
John Caparella	45,750	(11)	*
Gabelli Funds	5,407,633	(12)	13.5%
Dimensional Fund Advisors	2,668,224	(13)	6.7%
Baron Capital	2,041,700	(14)	5.1%
All executive officers and directors as a group (16 persons)	2,173,202	(15)	5.2%

*	Less than 1%

(1)	Includes 15,000 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(2)	Includes 240,221 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(3)	Represents shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(4)	Includes 24,500 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(5)	Includes 12,500 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 15, 2005 and 692,500 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(6)	Includes 10,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 15, 2005 and 162,500 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(7)	Includes 7,500 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(8)	Includes 6,250 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 15, 2005 and 195,000 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(9)	Includes 1,500 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 15, 2005 and 90,625 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(10)	Includes 9,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 15, 2005 and 30,500 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(11)	Includes 3,000 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 15, 2005 and 41,250 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.

(12)	Based upon information set forth in Amendment No. 21 to Schedule 13D, filed with the SEC on November 23, 2004 jointly by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), Gabelli Securities, Inc. (“GSI”), MJG Associates, Inc. (“MJG”), Gabelli Asset Management, Inc. (“GAMI”) (the parent company of Gabelli Funds, GAMCO and GSI), Gabelli Group Capital Partners, Inc. (“Gabelli Partners”) (the parent company of GAMI), and Mario J. Gabelli (the majority stockholder, Chairman of the Board of Directors and Chief Executive Officer of Gabelli Partners and GAMI and the stockholder and director of MJG), among others. Gabelli Funds has sole voting and dispositive power with respect to 1,191,520 shares. GAMCO has sole dispositive power with respect to 4,212,113 shares and sole voting power with respect to 3,936,413 shares. MJG has sole voting and dispositive power with respect to 2,000 shares. GSI has sole voting and dispositive power with respect to 2,000 shares. The address for all of these persons is One Corporate Center, Rye, New York 10580-1435.

(13)	Based upon information set forth in Amendment No. 1 to Schedule 13G, filed with the SEC on February 9, 2005. Dimensional Fund Advisors Inc. (“DFA”) reported that it has sole voting power and sole dispositive power with respect to these shares. The address for DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(14)	Based upon information set forth in Schedule 13G, filed with the SEC on February 11, 2005 jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron. BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. BAMCO has the shared power to vote or direct the vote of 1,985,000 shares, and BCM has the shared power to vote or direct the vote of 11,700 shares; accordingly, BCG and Ronald Baron have the shared power to vote or direct the vote of 1,996,700 shares. BAMCO has the shared power to dispose or direct the disposition of 2,025,000 shares and BCM has the shared power to dispose or direct the disposition of 16,700 shares; accordingly, BCG and Ronald Baron have the shared power to dispose or direct the disposition of 2,041,700 shares.

(15)	Includes:

(a)	35,750 shares of restricted stock as to which applicable vesting periods will not have expired within 60 days of March 15, 2005; and
(b)	1,575,096 shares issuable upon the exercise of options exercisable within 60 days of March 15, 2005.
INFORMATION ABOUT THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
General
      The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2005. Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be present at the Annual Meeting. The representative will have an opportunity to make a statement if the representative desires to do so and will be available to respond to your questions.
Fee Information
Audit Fees
      Fees for audit services provided by Ernst & Young LLP totaled $1,505,411 in 2004 and $1,218,893 in 2003. The fees for audit services during 2004 and 2003 include fees associated with the audit of the Company’s 2004 and 2003 consolidated financial statements, including Section 404 attestation services, issuances of comfort letters and assistance with documents filed with the SEC, as well as reviews of the Company’s 2004 and 2003 quarterly financial statements.
Audit-Related Fees
      Fees for audit-related services provided by Ernst & Young totaled $53,223 during 2004 and $125,738 during 2003. The fees for audit-related services during 2004 and 2003 related to audits of the Company’s benefit plans, certain due diligence and assistance with transactions contemplated or completed by the Company during 2004 and 2003, and the audit of a subsidiary of the Company.
Tax Fees
      Fees for tax services provided by Ernst & Young totaled $118,038 during 2004 and $620,982 during 2003. The tax fees paid relate to domestic and international tax compliance matters, tax advice and planning, and tax assistance with transactions contemplated or completed by the Company during 2004 and 2003.
All Other Fees
      There were no fees for other services provided by Ernst & Young in 2004 or 2003. Ernst & Young did not provide professional services during 2004 or 2003 related to financial information systems design and implementation.
      All audit, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related services, tax services and other services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Audit Committee Report
      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
      The Audit Committee operates under written charter adopted by the Board of Directors on February 4, 2004. The Committee reviews and reassesses the adequacy of the charter at least once each year. During the fall of 2004, the Gaylord Audit Committee conducted a self evaluation in order to assess the effectiveness of the Committee, and at its November 2004 meeting, the Audit Committee members discussed the results of the self evaluation process.
      The Audit Committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the systems of internal controls which management and the Board of Directors have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance. As part of its oversight of the Company’s financial statements, the Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004, and the financial statements for the three years ended December 31, 2004, with management and Ernst & Young LLP, the Company’s independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as modified or supplemented; and (iii) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm its independence. The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services described in this proxy statement under the caption “Fee Information” is compatible with maintaining the independence of the Company’s independent registered public accounting firm.
      The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and the Company’s independent registered public accounting firm their general preference for conservative policies when a range of accounting options is available.
      In performing these functions, the Audit Committee acts in an oversight capacity. The Committee does not complete all of its reviews prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its report, express an opinion on the conformity of the Company’s annual financial statements with generally accepted accounting principles.
      In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE:
          ROBERT P. BOWEN, CHAIRMAN
          LAURENCE S. GELLER
          MICHAEL I. ROTH
          E. GORDON GEE
          MICHAEL J. BENDER

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following Summary Compensation Table shows compensation information for Mr. Reed, the Company’s President and Chief Executive Officer, and the four most highly compensated executive officers other than the President and Chief Executive Officer (collectively, the “Named Executive Officers”).

		Annual Compensation				Long Term Compensation Awards

						Awards			Payouts

						Restricted		Securities
Name and			Incentive	Signing	Other Annual	Stock		Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Bonus	Compensation	Awards(1)		Options(#)	Payouts	Compensation(2)

Colin V. Reed	2004	$737,500	$730,000	—	—	—		75,000	—	$123,434	(3)
President and Chief	2003	$700,000	$693,000	—	—	$3,593,800		115,000	—	$91,759
Executive Officer	2002	$687,500	$340,000	—	—	—		155,000	—	$61,970
David C. Kloeppel	2004	$433,750	$260,279	—	—	—		30,000	—	$39,676	(4)
Executive Vice President	2003	$415,000	$275,000	—	—	$1,479,800		45,000	—	$28,235
and Chief Financial Officer	2002	$411,250	$123,397	—	—	—		20,000	—	$14,568
Jay D. Sevigny	2004	$375,000	$225,000	—	—	$447,750	(5)	42,500	—	$41,236	(6)
Executive Vice President and	2003	$325,000	$200,000	—	—	$1,162,700		32,500	—	$51,371
Chief Operating Officer —	2002	$321,891	$88,532	—	$123,449	—		10,000	—	$18,794
Gaylord Hotels
Mark Fioravanti	2004	$283,653	$102,063	—	—	$507,210	(7)	25,000	—	$30,634	(4)
Executive Vice President and	2003	$215,000	$115,000	—	—	$695,730		16,000	—	$64,730
President, ResortQuest	2002	$80,706	—	$40,000	—	—		32,500	—	$34,588
John Caparella	2004	$230,000	$142,336	—	—	—		10,000	—	$52,191	(8)
Senior Vice President and	2003	$215,000	$120,615	—	—	$634,200		16,000	—	$41,711
General Manager,	2002	$215,000	$48,375	—	—	$120,300		—	—	$25,262
Gaylord Palms Resort

(1)	Represents the value of the award of shares of the Company’s restricted stock and/or restricted stock units as of the date of the award.

(2)	Includes the following contributions by the Company in 2004 to those benefit plans maintained by the Company listed below:

			Group Term Life
Name	SUDCOMP	401(k)	Insurance

Colin V. Reed	$61,385	$12,203	$16,651
David C. Kloeppel	$18,476	$6,712	$4,888
Jay D. Sevigny	$24,545	$4,755	$1,451
Mark Fioravanti	$12,032	$8,380	$622
John Caparella	$10,101	$7,210	$921

(3)	Includes a $12,600 car allowance, $15,300 in financial counseling services, $2,760 in executive physical examination fees and $2,535 use of Company plane.

(4)	Includes a $9,600 car allowance.

(5)	Represents the value of the award of 15,000 of the Company’s restricted stock units as of January 1, 2004, the date of the award. As a result of such grant, Mr. Sevigny now holds a total of 70,000 restricted stock units having a value of $2,907,100 as of December 31, 2004. The restricted stock units vest on February 1, 2008, subject to earlier vesting in the event of death, disability or retirement or satisfaction of specified performance goals. Dividends or dividend equivalents are paid on restricted stock units.

(6)	Includes a $9,600 car allowance, and $885 in executive physical examination fees.

(7)	Represents the value of the award of 12,500 of the Company’s restricted stock units and 4,000 shares of the Company’s restricted stock as of May 6, 2004, the date of the award. As a result of such grant, Mr. Fioravanti now holds a total of 35,000 restricted stock units, having a value of $1,453,550 as of December 31, 2004, and a total of 10,000 shares of non-vested restricted stock having a value of $415,300 as of December 31, 2004. The shares of restricted stock listed above vest in four equal annual installments beginning on the first anniversary of the date of grant. Holders of restricted stock are entitled to receive dividends if and to the extent paid on shares of our common stock. The restricted stock units vest on February 1, 2008, subject to earlier vestings in the event of death, disability or retirement or satisfaction of specified performance goals. Dividends or dividend equivalents are paid on restricted stock units.

(8)	Includes a $9,600 car allowance and reimbursement of $24,359 in tuition for MBA program.

Option Grants in 2004
      The following table presents additional information concerning the option awards shown in the Summary Compensation Table for 2004. These options to purchase our common stock were granted under our 1997 Omnibus Stock Option and Incentive Plan. No SARs have been granted.

	Individual Grants

			Percent of			Potential Realizable Value
	Number of		Total			at Assumed Annual Rates
	Securities		Options			of Stock Price Appreciation
	Underlying		Granted to			for Option Term(2)
	Options		Employees	Exercise	Expiration
Name	Granted		in 2004	Price(1)	Date	5%	10%

Colin V. Reed	75,000	(3)	13.4%	$29.01	2/5/2014	$1,368,317	$3,467,585
David C. Kloeppel	30,000	(3)	5.4%	$29.01	2/5/2014	$547,327	$1,387,034
Jay D. Sevigny	42,500	(4)	7.6%	(4)	(4)	$781,983	$1,981,699
Mark Fioravanti	25,000	(5)	4.5%	(5)	(5)	$476,105	$1,206,543
John Caparella	10,000	(3)	1.8%	$29.01	2/5/2014	$182,442	$462,345

(1)	The exercise price of each option is the closing sales price on the New York Stock Exchange on the day prior to the date of grant.

(2)	The potential realizable value portion of the foregoing table represents a hypothetical value that may be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on our common stock over the term of the options. These amounts do not take into account provisions of the options relating to vesting, non-transferability or termination of the option following termination of employment.

(3)	The option vests in four equal annual installments beginning on the first anniversary of the date of grant.

(4)	Mr. Sevigny was granted an option to purchase 12,500 shares of the Company’s common stock on January 1, 2004 and an option to purchase 30,000 shares of the Company’s common stock on February 5, 2004. The January grant has an exercise price of $29.85 and expires on January 1, 2014. The February grant has an exercise price of $29.01 and expires on February 5, 2014. Both grants vest in four equal annual installments beginning on the first anniversary of the date of grant.

(5)	Mr. Fioravanti was granted an option to purchase 10,000 shares of the Company’s common stock on February 5, 2004 and an option to purchase 15,000 shares of the Company’s common stock on May 6, 2004. The February grant has an exercise price of $29.01 and expires on February 5, 2014. The May grant has an exercise price of $31.13 and expires on May 6, 2014. Both grants vest in four equal annual installments beginning on the first anniversary of the date of grant.

Aggregate Option Exercises in 2004 and December 31, 2004 Option Values
      The following table provides information related to option exercises by Named Executive Officers in 2004, as well as the number and value of options held by Named Executive Officers at fiscal year end. We have not issued SARs to our executive officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year End		Fiscal Year End(1)
	Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Colin V. Reed	—	—	481,250	363,750	$7,918,950	$6,024,200
David C. Kloeppel	—	—	171,250	123,750	$2,437,675	$1,957,025
Jay D. Sevigny	—	—	69,375	90,625	$1,380,775	$1,509,625
Mark Fioravanti	—	—	20,250	53,250	$430,988	$884,188
John Caparella	—	—	33,750	25,250	$630,025	$496,225

(1)	The closing sales price of the Company’s common stock on the New York Stock Exchange on December 31, 2004 was $41.53. Value is calculated on the basis of the difference between this closing price and the exercise price multiplied by the number of shares of common stock underlying the option.
Pension Plans
      The Company maintains one defined benefit plan pursuant to which any Named Executive Officer received compensation in 2004, the Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan (the “SERP”). The purpose of the SERP is to provide Mr. Reed with a retirement benefit having a present value of $2.5 million. The benefit accrues 25% on April 23 of each year, beginning in 2002, and is payable at the expiration of his amended employment term as discussed below. On August 17, 2004, the Company and Mr. Reed entered into an amendment to his employment agreement extending the term of his employment as President and Chief Executive Officer through May 1, 2008. As a part of the amendment to his employment agreement, the Company agreed to pay Mr. Reed an additional SERP which would have a value of $1.0 million (as adjusted for hypothetical investment earnings (or losses)) on April 23, 2010, provided that Mr. Reed continued to be employed by the Company through such date. In addition, Mr. Reed may receive a pro rata portion of his SERP benefit if he is terminated by the Company prior to the completion of the amended employment term.
Equity Compensation Plan Information
      The following table includes information about our stock option plans as of December 31, 2004:

	Number of securities		Number of securities
	to be issued upon	Weighted average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
	warrants and rights	warrants and rights	compensation plans

Equity compensation plans approved by security holders	3,586,551	$25.75	1,724,828
Equity compensation plans not approved by security holders(1)	—	—	—

(1)	In connection with our acquisition of ResortQuest on November 20, 2003, we assumed the obligations of ResortQuest under its Amended and Restated 1998 Long-Term Incentive Plan. As of December 31, 2004, there were 231,363 shares of our common stock reserved for issuance upon the exercise of options previously granted under this stock option plan. No additional options to purchase our common stock will be issued under this plan.

Employment, Severance and Change in Control Arrangements
      The Company has entered into the agreements described below regarding employment, termination of employment and change in control with the Named Executive Officers. Disclosure is also provided below on the Company’s 2004 employment agreement with Michael D. Rose. In addition to any benefits Named Executive Officers may be entitled to receive in connection with a change in control under the terms of these agreements, any awards they have received under the 1997 Omnibus Stock Option and Incentive Plan will become immediately exercisable or vest.
Colin V. Reed
      On April 23, 2001, the Company entered into an employment agreement with Mr. Reed that expires on April 22, 2005. On August 17, 2004, the Company and Mr. Reed entered into an amendment to that agreement extending the term of his employment as President and Chief Executive Officer through May 1, 2008. The amendment also provides that, subject to standard conditions such as stockholder approval, Mr. Reed will become Chairman of the Board, effective at the 2005 Annual Meeting of Stockholders. In connection with approving the amendment to Mr. Reed’s employment agreement, the Company’s Human Resources Committee held a series of meetings in 2004 to consider various employment proposals, engaged independent legal counsel to represent them in the negotiations, and retained a compensation consultant to advise on the fairness of the new employment terms.
      Pursuant to the employment agreement as amended, the Company agreed to pay Mr. Reed his current annual base salary of $750,000, subject to annual increases in the discretion of the Human Resources Committee of the Board of Directors. Under this agreement, Mr. Reed may receive performance-based bonuses of up to 150% of his base salary in each year of the agreement’s term. In addition, Mr. Reed is entitled to receive certain benefits and equity-based incentives.
      Under the original employment agreement, the Company agreed to pay Mr. Reed a supplemental executive retirement benefit or SERP which would have a value of $2.5 million upon the expiration of his initial employment agreement. As a part of the amendment to the employment agreement, the Company agreed to pay Mr. Reed an additional SERP which would have a value of $1.0 million (as adjusted for hypothetical investment earnings (or losses)) on April 23, 2010, provided that Mr. Reed continued to be employed by the Company through such date. The additional SERP benefit vests ratably over 5 years starting on April 23, 2005.
      Upon the termination of Mr. Reed’s employment by the Company for cause, by Mr. Reed without good reason, or by reason of his death or disability, Mr. Reed is generally entitled to any accrued but unpaid salary or bonus, certain accrued and vested benefits and vested equity compensation. In addition, if his employment is terminated by reason of his death or disability, he is entitled to a pro-rata portion of his bonus and all of his options become immediately exercisable, and in the case of his death, all of his restricted stock becomes vested. If Mr. Reed’s employment is terminated by the Company without cause or by Mr. Reed for good reason, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his annual bonus for the preceding year and certain benefits and equity compensation.
      In addition, the amendment to Mr. Reed’s employment agreement provides that if he is terminated by the Company without cause or he terminates for good reason, he will be entitled to the immediate vesting of up to $600,000 of his additional SERP benefit. In such case, Mr. Reed would also receive the immediate vesting of a pro-rata portion (based on his length of service with the Company) of his restricted stock units under the Company’s performance accelerated restricted stock unit program (Mr. Reed’s 170,000 restricted stock units under this program would normally cliff vest on February 1, 2008).
      In the event that Mr. Reed’s employment is terminated by the Company without cause or by Mr. Reed with good reason within one year of a change of control, he is entitled to a payment equal to three times his base salary for the year in which the termination occurs plus three times his annual bonus for the preceding year, any accrued or vested benefits and any awards of equity compensation (which awards’ vesting will be accelerated and Mr. Reed will have two years in which to exercise any options). Mr. Reed is also entitled to be reimbursed for any excise taxes he incurs. A “change of control” is deemed to occur if (i) any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of 35% or more of the outstanding voting stock of the Company, (ii) a majority of the incumbent members of the Board of Directors cease to serve on the Board without the consent of the incumbent Board, (iii) following a merger, tender or exchange offer, other business combination or contested election the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity, or (iv) the Company sells all or substantially all of its assets.
      This agreement contains covenants restricting Mr. Reed’s use and disclosure of confidential information, solicitation of certain employees and interference with the Company’s business opportunities.
Michael D. Rose
      Effective May 1, 2004, the Company entered into a new five-year employment agreement with Michael D. Rose employing him as Chairman of the Board until the May 2005 Annual Meeting of Stockholders. After the May 2005 Annual Meeting (during the last four years of his employment term) and subject to certain standard conditions such as election by the stockholders, Mr. Rose shall perform the duties of the Chairman of the Company’s Executive Committee (as described in the Company’s Corporate Governance Guidelines, as amended from time to time), and such other duties as may be prescribed by the Board of Directors.
      During the first year of his employment term (May 1, 2004 through April 30, 2005), Mr. Rose’s annual base salary is $350,000 for his services as Chairman of the Board. During the second year of the term (May 1, 2005 through April 30, 2006), Mr. Rose will receive base compensation of $250,000 for his services as Chairman of the Executive Committee. During the last three years of his employment term, Mr. Rose will receive a salary equal to the other directors who hold Board committee chair positions (other than the Audit Committee chair) for his service as Chairman of the Executive Committee.
      In the event of the termination of Mr. Rose’s employment by reason of his death, he is entitled to receive any accrued but unpaid salary and immediate vesting of certain equity compensation. In the event that Mr. Rose’s employment is terminated by reason of his disability, he is entitled to receive his salary and certain benefits until he becomes eligible for long term disability benefits, and certain vested equity compensation. If Mr. Rose is terminated with cause or terminates his employment without good reason he is entitled to receive his accrued but unpaid salary and certain vested equity compensation. Upon termination of Mr. Rose’s employment by the Company without cause or by Mr. Rose for good reason, Mr. Rose is entitled to receive accrued but unpaid salary and immediate vesting of all equity compensation. If Mr. Rose no longer serves the Company following the expiration of the initial term of the agreement, all equity compensation will immediately vest.
      If, within one year of a change of control (as defined above) that occurs prior to April 30, 2006, Mr. Rose’s employment is terminated by the Company without cause or by Mr. Rose with good reason, he is entitled to a payment equal to three times his base salary for the year in which the termination occurs, any accrued or vested benefits and immediate vesting of all equity compensation. If, within one year of a change of control occurring after April 30, 2006, Mr. Rose’s employment is terminated by the Company without cause or by Mr. Rose with good reason, he is entitled to receive a payment equal to the remainder of his various payments under his employment agreement, any accrued or vested benefits and immediate vesting of all equity compensation.
      This agreement contains covenants restricting Mr. Rose’s use and disclosure of confidential information, solicitation of certain employees and interference with the Company’s business opportunities.

David C. Kloeppel
      The Company entered into an employment agreement with David C. Kloeppel (Chief Financial Officer) that expires September 3, 2005. The Company agreed to pay Mr. Kloeppel an annual salary of $400,000, subject to annual increases in the discretion of the Human Resources Committee. Mr. Kloeppel may receive performance-based bonuses of up to 150% of his base salary in each year of this agreement’s term. In addition, Mr. Kloeppel is entitled to receive certain benefits and equity-based incentives.
      Upon the termination of Mr. Kloeppel’s employment by the Company for cause, by Mr. Kloeppel without good reason, or by reason of his death or disability, Mr. Kloeppel is generally entitled to any accrued but unpaid salary or bonus, certain accrued and vested benefits and vested equity compensation. In addition, if his employment is terminated by reason of his death or disability, he is entitled to a pro rata portion of his bonus and all of his options become immediately exercisable, and in the case of his death, all of his restricted stock becomes vested. If Mr. Kloeppel’s employment is terminated by the Company without cause or by Mr. Kloeppel for good reason, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his annual bonus for the preceding year and certain benefits and equity compensation.
      If, within one year of a change of control, Mr. Kloeppel’s employment is terminated by the Company without cause or by Mr. Kloeppel with good reason, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his annual bonus for the preceding year, any accrued or vested benefits and any awards of equity compensation (which awards’ vesting will be accelerated). Mr. Kloeppel is also entitled to be reimbursed for any excise taxes he incurs. A “change of control” is deemed to occur if (i) any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of a majority of the outstanding voting stock of the Company, (ii) any person becomes the beneficial owner of a greater amount of the voting stock than the amount owned, directly or indirectly, by Edward L. Gaylord or a member of his immediate family, (iii) following a merger, tender or exchange offer, other business combination or contested election the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity, or (iv) the Company sells all or substantially all of its assets.
      This agreement contains covenants restricting Mr. Kloeppel’s use and disclosure of confidential information, solicitation of certain employees and interference with the Company’s business opportunities.

Form of Employment Agreement for Messrs. Sevigny, Fioravanti, and Caparella
      On July 15, 2003, the Company entered into employment agreements with each of Jay D. Sevigny (Chief Operating Officer of Gaylord Hotels), Mark Fioravanti (President of ResortQuest), and John Caparella (General Manger of the Gaylord Palms) that expire on July 15, 2007. Each agreement automatically renews for additional one-year terms unless either party elects not to renew at least 90 days prior to the expiration of the term. Each employment agreement provides that upon the termination of his employment by the Company for cause, by the executive without good reason, or by reason of his death or disability, the executive is generally entitled to any accrued but unpaid salary or bonus, certain accrued and vested benefits and vested equity compensation. In addition, if the executive’s employment is terminated by the Company without cause or by the executive for good reason, he is entitled to a payment equal to his base salary for the year in which the termination occurs plus a prorata portion of his annual bonus for the current year provided he has been employed for more than six months in the current year.
      In the event that the executive’s employment is terminated by the Company without cause or by the executive with good reason within one year of a change of control, he is entitled to a payment equal to two times his base salary for the year in which the termination occurs plus two times his average annual bonus for the prior three calendar years, any accrued or vested benefits and any awards of equity compensation. A “change of control” is deemed to occur if (i) any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of a majority of the outstanding voting stock of the Company, (ii) following a merger, tender or exchange offer, other business combination or contested election, the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity, or (iii) the Company sells all or substantially all of its assets.

      Each executive’s employment agreement contains covenants restricting his use and disclose of confidential information, competition, solicitation of certain employees and interference with the Company’s business opportunities.
Human Resources Committee Report on Executive Compensation
      The following Report of the Human Resources Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.
      The Human Resources Committee of the Board of Directors reviews and approves the annual compensation of the Company’s executive officers and other key management personnel. In addition, the Human Resources Committee establishes policies and guidelines for other benefits and administers compensation and certain other benefit plans, including the awards of stock and stock options pursuant to the 1997 Omnibus Stock Option and Incentive Plan. The Human Resources Committee is assisted in making compensation decisions by the Company’s management and the Company’s independent professional compensation consultants. During the fall of 2004, the Human Resources Committee conducted a self-evaluation in order to access the effectiveness of the Committee and at its November 2004 meeting, the Human Resources Committee members discussed the results of the self-evaluation process.
Compensation Policies Applicable to Executive Officers
      The principal objective of the Company is to maximize stockholder value through the development and enhancement of the Company’s primary business units: Hospitality, Opry and Attractions, ResortQuest and Corporate and Other.
      To further that objective, the Company’s executive compensation program is designed to:

•	provide competitive pay for the position and the market;

•	attract, retain and reward management personnel;

•	align executive and stockholder interests by rewarding performance that enhances stockholder value; and

•	provide appropriate incentives for executives to achieve Company, business unit and individual performance goals.
      At its first regular meeting of the year, the Human Resources Committee reviews management’s performance during the prior year, adopts compensation policies for the current year, reviews the Company’s incentive compensation plans and rewards, and establishes each executive’s compensation and performance goals. The Human Resources Committee, however, may adjust an executive’s total compensation at any time during the year in light of increased job responsibilities or particularly meritorious performance.
      An executive’s total compensation is composed of three primary components: base salary compensation, annual incentive compensation and long-term incentive compensation. Each component is based on Company and group or unit performance factors which are measured objectively and subjectively by the Human Resources Committee.
Base Salary Compensation
      The 2004 base salary compensation of the Company’s executive officers was based on several factors. In general, the Human Resources Committee sought to establish base salaries at or near the 50th percentile of base compensation paid by companies within the lodging, attractions and vacation rental industries with whom the Company believes it competes for executive talent exercising responsibilities similar to those of executives with the Company, as confirmed by an independent compensation consultant. Base salaries were adjusted by the Human Resources Committee, however, to reflect other factors such as an individual executive officer’s performance and base salary during the prior year.
Annual Incentive Compensation
      The Company’s annual cash bonus program was adopted in February 2002. The annual bonus plan is designed to motivate participants by directly linking the payment of bonuses to the attainment of annual financial performance goals for the Company and each business unit. The Human Resources Committee approved the specific financial performance goals for the Company and each business unit and the amounts of the bonus pools to be established upon attainment of these goals for 2004. Under the bonus plan, if the “threshold” performance goal (90% of the target performance) is achieved, payouts as a percent of salary range from 5% to 30%, depending on grade level. In the event that the “target” goal is attained, payouts as a percent of salary range from 10% to 60%. In the event that the target performance goal is exceeded (150% of the target performance) payouts as a percent of salary range from 15% to 90%. The percentage of salary awarded for performance falling between the “threshold” and “stretch” goals is to be based on a graduated scale commensurate with the results. In addition to the attainment of Company and business unit financial performance, the Human Resources committee will also consider whether the participant’s annual performance objectives were obtained. For a discussion of the CEO’s bonus criteria, see the section below under the heading “CEO Compensation.”
Long-Term Incentive Compensation
      The Human Resources Committee believes that a powerful way of aligning the long-term interests of executive officers with those of stockholders is to award equity-based compensation in the form of stock options and restricted stock. In February of 2003, the Human Resources Committee and the Board considered and approved a long-term incentive plan. The purpose of the plan is to provide incentives and rewards to senior management based upon long-term performance of the Company’s strategic plan and stock price appreciation, in a manner that aligns management’s goals with stockholder interests. Under the approved plan, our executives are categorized into a “tier,” with the members of each tier receiving awards of stock options and, for some tiers, grants of restricted stock based upon the accomplishment of annual criteria that collectively move the Company toward the accomplishment of the Company’s long range strategic plan. All stock options awarded vest ratably over a four-year period, with one-fourth vesting annually beginning the first year after the date of grant, and have an exercise price equal to the market price on the date of the award. Generally, restricted stock awards vest over a four-year period, with one-fourth vesting annually beginning the first year after the date of the grant.
      As another feature of our long-term incentive plan, our executive officers participate in a Performance Accelerated Restricted Stock Unit Program (the “PARSUP Program”). This PARSUP Program is designed to motivate and retain the Company’s key executives in the Company’s current competitive environment and with a view to enhancing shareholder value. Pursuant to the PARSUP Program, certain key executives were granted restricted stock unit awards (the “Restricted Units”) pursuant to the Company’s 1997 Omnibus Stock Option and Incentive Plan (the “Plan”). The first awards under the PARSUP Program were issued in May of 2003, and a total of 530,000 Restricted Units were issued to a total of 17 officers. Currently, 19 officers are participants in the Program and a total of 596,000 Restricted Units have been awarded and are outstanding.
      These awards fully vest on February 1, 2008, if the participating executive continues in active employment with the Company until that date. Portions of the PARSUP Restrictive Units are eligible for earlier annual performance vesting at the rate of 25% non-cumulative annual installments in each of 2005, 2006, 2007 and 2008 based on the Company’s financial performance in each of those years, and the remaining unvested shares will vest on February 1, 2008. The performance targets for the PARSUP Program are recommended by the Human Resources Committee and approved by the Board and can be modified in the same manner. To date, none of the PARSUP Restricted Units have early vested.

      If a change in control occurs (as defined in the Plan), the unvested PARSUP Restricted Units will vest. If a participant is on salary continuation and a change in control occurs, the participant would only be entitled to the next 25% vesting installment of PARSUP Restricted Units not otherwise earned.
      The Human Resources Committee has broad flexibility to oversee and amend the PARSUP Program and, with Board approval, can modify performance criteria and specific financial targets. The Human Resources Committee also has the right to make exceptions based on unusual factors or events. To help alleviate the tax burden of the PARSUP Program on participants and to provide an incentive for executives to continue in employment, the Human Resources Committee has approved a program whereby participants can defer the receipt of their vested PARSUP Program Restricted Units. The Restricted Units can be deferred to a specific date in the future or to the participant’s termination of employment date, whichever occurs first. The participant can elect a lump sum distribution of shares on the deferral date (or one year after that date) or can elect annual installment of shares over five years. See the Summary Compensation Table for more information on grants under the PARSUP Program to the Company’s Named Executive Officers.
CEO Compensation
      In reviewing and approving the compensation offered to Mr. Reed under the terms of his amended employment agreement, the Human Resources Committee considered many of the same criteria relied upon with respect to the other executive officers, including the compensation of peer group executives within the lodging, attractions and vacation rental industries and the nature of the responsibilities of Mr. Reed as President and Chief Executive Officer.
      Based upon these factors, the Human Resources Committee approved compensation for Mr. Reed for 2004 in the form of base salary of $750,000 (up from $700,000 in 2002 and 2003), equity compensation, consisting of options to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the market price immediately preceding the award of the options, and the opportunity to be paid a performance bonus for 2004 in an amount equal to up to 100% of his base salary based upon the Company’s achievement of performance targets mutually agreed to by Mr. Reed and the Board, including the achievement of designated financial and operational goals.
Policy with Respect to Deductibility of Compensation
      Federal tax law limits the tax deduction that the Company may take with respect to the compensation of the Chief Executive Officer and the four other most highly compensated executive officers that exceeds $1.0 million, unless the compensation is “performance-based.” Generally, the Company’s stock incentive plans are designed to provide “performance-based” compensation that should minimize the impact of this tax limit.
      The Human Resources Committee believes that all incentive compensation of the Company’s current executive officers (except for the restricted stock and PARSUP programs) will qualify as a tax deductible expense when paid. The Human Resources Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1.0 million and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.
Conclusion
      The Human Resources Committee believes that the Company’s executive compensation program described in this report serves the interests of the Company’s stockholders. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with stockholder expectations. The Human Resources Committee notes that the compensation philosophy should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, stockholder expectations.
HUMAN RESOURCES COMMITTEE:

E. GORDON GEE, CHAIRMAN
ROBERT P. BOWEN
E. K. GAYLORD II
RALPH HORN
ELLEN LEVINE
Performance of the Company’s Common Stock
      The graph and table below compare the cumulative total stockholder return on our common stock from December 31, 1999 through December 31, 2004, with the cumulative total return of the Dow Jones US Hotels Index and the Dow Jones US Composite Index over the same period. The comparative data assumes $100.00 was invested on December 31, 1999, in our common stock and in each of the indices and assumes that any dividends paid were reinvested.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Gaylord Entertainment Co.	$100	$70	$82	$69	$100	$139

Dow Jones US Hotels Index	100	133	128	114	159	233

Dow Jones US Composite Index	100	91	80	62	81	91

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of those forms and certain written representations from reporting persons, we believe that in 2004 all of our executive officers, directors, and greater than 10% beneficial owners were in compliance with all applicable filing requirements.
ADDITIONAL INFORMATION
Stockholder Nominations of Candidates for Board Membership
      A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the record date for the meeting and on the date of notice of the meeting, and who delivers timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee and the proposed nominee’s written consent to nomination, as set forth in our Bylaws.
      For a stockholder’s notice to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of a nomination to be voted on at an annual meeting, not less than 60 days nor more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders, except that if the annual meeting is called for a date that is not within 30 days before or after the anniversary date, for the stockholder’s notice to be timely, it must be received by the Company not later than the close of business on the tenth day after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first; and (b) in the case of a nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day after the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
Stockholder Proposals for 2006 Annual Meeting
      If you would like to submit a proposal for inclusion in our proxy statement for the 2006 annual meeting, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on December 5, 2005.
      If you want to bring business before the 2006 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, our Bylaws require that you meet the eligibility requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and deliver a notice in proper written form to our Secretary by March 6, 2006, but not before February 4, 2006 (or, if the annual meeting is called for a date that is not within 30 days of May 5, 2006, the notice must be received by the close of business on the tenth day following the earlier of the day the notice of the 2006 annual meeting was mailed or public disclosure of the date of the annual meeting was made). If you bring business before the 2006 annual meeting but the presiding officer of that meeting determines that you did not notify us of that business within the required time period, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting and your business will not be transacted at that meeting.

Requests for Information
      A copy of our Annual Report on Form 10-K for the year ended December 31, 2004, excluding certain of the exhibits thereto, may be obtained without charge by writing to the Company’s Investor Relations department at the address set forth below.
      Our 2004 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report to Stockholders is not part of the proxy solicitation materials. In certain instances, one copy of the Company’s Annual Report to Stockholders and proxy statement may be delivered to two or more stockholders who share an address. For voting purposes, a separate proxy card will be included for each stockholder at a shared address. The Company will deliver promptly upon oral or written request a separate copy of the Annual Report to Stockholders or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders sharing an address who are receiving multiple copies of the Company’s annual reports or proxy statements may request delivery of single copies and stockholders sharing an address who are receiving single copies of these documents may request delivery of multiple copies. Such requests should be directed to the attention of Investor Relations at the following address (which is the address of our principal executive offices): Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, (615) 316-6000.

GAYLORD ENTERTAINMENT COMPANY
Proxy for Annual Meeting of Stockholders
to be held on May 5, 2005
Solicited on behalf of the Board of Directors of Gaylord Entertainment Company
    The undersigned hereby appoints Colin V. Reed, Robert P. Bowen and Carter R. Todd and each of them, as proxies, with full power of substitution, to vote all shares that the undersigned would be entitled to cast if personally present at the meeting and any adjournment or postponement thereof at the Annual Meeting of Stockholders of Gaylord Entertainment Company (the “Company”) to be held at the Gaylord Opryland Resort and Convention Center, 2800 Opryland Drive, Nashville, Tennessee on Thursday, May 5, 2005, at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof.
    The undersigned hereby revokes any proxy heretofore given to vote or act with respect to all shares of the common stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.
    If one or more of the proxies named shall be present in person or by substitute at the Annual Meeting or at any adjournments(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
    This proxy also provides voting instructions for shares held by Wilmington Trust Company, the Trustee for the Company’s 401(k) Savings Plan, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in this plan. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.
    This card should be voted by mail, internet or telephone, in time to reach the Company’s proxy tabulator, Automatic Data Processing, by 11:59 p.m. Eastern time on May 4, 2005, for all registered shares to be voted and by 11:59 p.m. Eastern time on May 2, 2005, for the Trustee to vote the plan shares.

Signature

Signature

Date: ______________________________, 2005

Please date this proxy and sign your name exactly as it appears on your stock certificate. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

GAYLORD ENTERTAINMENT COMPANY ONE GAYLORD DRIVE NASHVILLE, TN 37214	VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2005 for registered shares and until 11:59 P.M. Eastern Time on May 2, 2005 for shares in the 401(k) Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2005 for registered shares and until 11:59 P.M. Eastern Time on May 2, 2005 for shares in the 401(k) Savings Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gaylord Entertainment Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

GAYLORD ENTERTAINMENT COMPANY
     Your shares will be voted in accordance with your specifications. If no choice is specified, shares will be voted FOR the election of the ten (10) nominees set forth below, and, in the discretion of the proxies, FOR or AGAINST any other matter that may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, in each case as more fully set forth in the accompanying proxy statement of the Company.
     Votes must be indicated ☒ using black or blue ink only.

Election of Directors.

Nominees:
E.K. Gaylord II	Robert P. Bowen	Laurence S. Geller	Colin V. Reed
E. Gordon Gee	Ralph Horn	Michael D. Rose	Michael I. Roth
Ellen Levine	Michael J. Bender

☐ FOR ALL NOMINEES (except as indicated below) ☐ AUTHORITY WITHHELD TO VOTE FOR ALL NOMINEES
To withhold authority to vote for any individual nominee, write that nominee’s name on the line below:

In the discretion of the proxies on any other matter that may properly come before said meeting or any adjournment(s) or postponement(s) thereof.